Exhibit 99.1

JIM TAYLOR TELECONFERENCE
ON TUESDAY OCTOBER 18, 2005
AT 1:30 P. M. CENTRAL TIME

OPERATOR:  This is the Jim Taylor call with the Thomas Group for Tuesday, October 18, 2005 at 1:30 p.m. Central.  Thank you very much for holding.  We’re now ready to begin.  Please, be aware that each of your lines is in a listen only mode.  At the conclusion of the presentation, we’ll open the floor for questions with instructions given at that time.  I now turn the call over to Michael Barhydt.  You may begin.

MICHAEL BARHYDT:  Thank you, Kenny.  Good afternoon.  This is Mike Barhydt with Thomas Group and I would like to welcome you to the 2005 third quarter earnings conference call for Thomas Group of Irving, Texas.

Representing the company today will be Jim Taylor, president and chief executive officer, and David English, chief financial officer.  Following management’s comments, there will be a time for questions and answers.

The company’s third quarter earning announcement was released earlier this morning.  If you did not receive this release, please call our office at 1(800) 826-2057, dial extension 4438 and you’ll be transferred to Lisa Clark.  Lisa will FAX or e-mail to you a copy of the release immediately.  That number again is 1(800) 826-2057, extension 4438.

Before we begin management’s comments, let me remind you that while Thomas Group does not provide projections, management may be discussing forward looking information.  Such forward looking information should be considered as subject to the many uncertainties that exist in the company’s operations and business environment.  These uncertainties are set forth in the

Thomas Group Form 10K for the 2004 fiscal year filed with the Securities and Exchange Commission.

Now, here’s Jim.

JIM TAYLOR:  Thanks, Mike, and good afternoon to all of you.

Momentum continued for Thomas Group in this third quarter as our business model produced results for our shareholders.  This model of delivering great results for our clients and then industry find utilization of our resultants with strict cost control continued to generate cash, net profits and shareholder value as we strengthen our brand.

We have built upon the success realized in the second quarter by producing 11.8 million in total revenue and growth margins of 56 percent for the third quarter.  Our pre-tax margin of 23 percent are the second highest produced over 10 years, second only to the second quarter of this year.  In addition to the 25 percent per diluted share we earned in the third quarter, we took an additional step to increase shareholder value by repurchasing the sole outstanding warrant during the third quarter, which David will discuss in a minute.

During the third quarter, the U.S. government signed annual extensions on several programs which extended this work into the third quarter of 2006.  Also during the third quarter, we embarked on a very important contract for Thomas Group with the Greater Detroit Area Health Council, also referred to as GDAHC.  This program is a non-profit organization made up of the top 79 employers in the greater Detroit Area.  The mission of GDAHC is to assist the community in making quality healthcare available in a timely manner at the lowest cost for the Detroit region.  The member companies of GDAHC that we are working with everyday include:

General Motors, Ford, Chrysler, The United Physicians, the UAW, Blue Cross, major general health providers and others in the area.

Thomas Group will assist in the implementation of Save Lives Save Dollars program.  This program is a three-year regional wide initiative for GDAHC.

Let’s talk about our people.  To meet our growing revenue demands, we hired 11 new resultants during the third quarter, bringing this year to date total to a net of 30 new resultants hired this year.  We continue to seek qualified experienced business professionals to join our team as revenue grows.  A training class for the fourth quarter new hired is currently planned.  Almost 40 percent of our resultants are former C-level executives and all our resultants average 20 years of experience at the managerial level or higher.

Combined with our methodology our people are a competitive advantage and our most valuable asset.  Valid execution in the delivery of our product is critical to our success.  Although hiring a person with over 20 years of real business experience does bring great value and experience to our clients, we then add an additional value by having a very defined process to train these new resultants in our methodology and then ensure that they are quickly placed on revenue-bearing programs with proper tutelage from our more experienced program managers.

As we head into the fourth quarter in 2006, we continue to expand our reach in both commercial and government sectors.  We are a bottom-line driven organization.  So we will not chase revenue just for the sake of increasing revenue.  We carefully select target markets and those clients upon whom we believe we can have an impact.  Our clients typically receive a four to one return on their fees, many times more than that in some cases.  Our shareholders are now beginning to see a real return on their investment as well.

We will continue to take advantage of different shareholder value building opportunities as they arise, one of which is to return to the NASDAQ Stock Exchange.  We intend to file our application to be listed on NASDAQ’s small cap exchange in the next few weeks.

I believe our stock is an outstanding value as evidenced by our warrant repurchased in the third quarter.  However, these one-time items do not overshadow our primary accomplishment of 2005 earnings.  Year to date we have earned $0.53 diluted share compared to $0.08 for the same period in 2004.  And that is with a similar tax rate in both years.  Pre-tax income of almost 19 percent of revenue for the year is a vast improvement over the 4 percent for 2004.

Management time and energy is solely focused on improving Thomas Group for the benefit of our clients, employees and shareholders.  Long-time shareholders of Thomas Group will understand that the successes in the last two quarters are not solely due to the actions taken this year.  Rather they are part of a long-term strategic plan that required a significant amount of planning and work by the current management team and our employees.  We are just now seeing the benefits of our labors.  Clients, shareholders and employees will continue to enjoy these benefits as management expands the business model in future quarters.

Now, I’d like David to talk about the financial results.

DAVID ENGLISH:  Thank you, Jim.  Revenue for the third quarter was 11.8 million, which is approximately the same as the second quarter of this year but represents a 62 percent increase compared to 2004.  For the nine months ended September 30, 2005, revenues have increased 42 percent over the same period of 2004, totaling 31.4 million for the first nine months of 2005.  Net income for the third quarter of 2005 was 2.7 million or $0.25 per diluted share, which compares favorably to the third quarter of 2004 which produced net income of 0.3 million or $0.02 per diluted share.  For the first nine months of 2005, net income was 5.7 million or $0.53 per diluted share compared to $0.08 per diluted shared for the first nine months of 2004.  Net income is somewhat skewed by our low tax rate for 2005.  This tax rate is a function of losses in previous years which created tax benefits that we are now using to offset taxable income.  Therefore, pre-tax profit as a percentage of revenue is a more accurate comparison to prior periods.  Pre-tax profits for the third quarter was 23 percent of revenue and for the year is 19 percent of revenue.  This compares favorably to 2004 levels of 7 percent for the quarter and 4 percent for the first nine months.  These high pre-tax margins are a byproduct of high utilization rates for our resultants and a low fixed cost base due to the costs we’ve cut over the last three years.  Under this model, revenue increases have a dramatic impact on the bottom line.

Cost of sales increased 0.4 million from the previous quarter as we hired 11 new resultants during the third quarter.  After a two week initial training class, these resultants were placed on revenue-bearing programs.  Our gross margins for the third quarter were 56 percent and for the year are 54 percent, both of which are 6 points higher than the comparable period in 2004.  However, we believe that as we grow, gross margins will return to the 50 percent range.

SG&A expenses for the third quarter increased 0.2 million from the second quarter of this year primarily due to performance compensations earned by our employees.  For the first nine months, SG&A expenses increased 1.5 million over the previous year.  This increase was primarily due to performance compensation earned by employees, the subleasing of unneeded office space recorded in the first quarter and the accrual of costs to close our Europe operations, which was recorded in the second quarter.

Our equity position has greatly improved this year, primarily due to net profits and the third quarter was no exception.  However, during the third quarter, we took additional action to increase shareholder value by repurchasing a warrant issued to our former senior lender.  The total repurchase price of 1.25 million equates to $3.14 per share or a 37 percent discount off the market price on the date of repurchase.  This warrant would have been equivalent to a 3.6 percent equity position in the company had it been exercised.  1.1 million of the purchase price was recorded as a direct reduction of retained earnings as required by generally accepted accounting principles.  However, we believe this use of our cash reserves was in the best long-term interest of our shareholders.

With regards to cashflows, in the first nine months of 2005 we generated 6.9 million in cash, with 6.6 million coming from cash profits and the remaining 0.3 million coming from the issuance of common stock to warrant and option holders.  We then used 1.8 million to eliminate our debt and 1.25 million to repurchase the warrant.  Finally, we used 1.4 million to fund operations, primarily accounts receivable growth, resulting in a net increase in cash of 2.4 million for the first nine months.  Although we have not needed our $5.5 million line of credit since June 9th of this year, we continue to have its availability and will use it as needed for growth.

Backlog at September 30, 2005 was 15.1 million of which 6.3 million is contracted for 2005 and 8.8 million for 2006.  However, backlog does not include option years of existing projects.  Backlog may not always represent the full scope of a client’s commitment to Thomas Group, but it does accurately represent the portion that has been contracted for in writing.

During the third quarter, we signed 19.8 million of extensions on existing contracts and 2.2 million in new programs for a total of 22 million.  A little over half of the extensions or 11 million relate to annual extensions on government programs which take us into 2006 with the remaining

9 million being billable in 2005.  For the first nine months of 2005, we have signed 29.3 million in new and extended business. This is a 53 percent increase when compared to the prior year.

Now I will turn the call over to our moderator for any questions you might have.

OPERATOR:  Thank you.  At this time if you have a question, please press the star key followed by the 1 key on the touchtone phone now.  Questions will be taken in the order which they are received.  Anytime you would like to remove yourself from the question queue, please press star 2.  Once again, if you have a question, please press star 1.  That’s star 1 for questions.

The first question comes from Bill Sutherland with Benning & Scattergood.

BILL SUTHERLAND:  Good afternoon.  I wanted just to see if you could discuss new business in a — with a little more color, particularly whatever you can tell us about the expansion of commercial as well as government.

JIM TAYLOR:  Well, in the commercial realm, we have hired a sales manager in the third quarter who brings to us 30 years of selling and marketing through the IBM organization.  He has spent nine years with Thomas Group and left and has returned.  That salesperson is driving the program forward with increased renewal.  The result is that we probably have a dozen proposals outstanding in the commercial arena ranging from the apparel industry, food industry, semi-conductor industry, healthcare, food industry and the apparel garment.  And all of these industries are relatively — these proposals are all new this quarter and we should be hearing from a majority if not all of those in the fourth quarter for new business.

So in a nutshell, we’re expanding, we’re aggressively looking for new commercial business, we’re focusing on healthcare, transportation and the food side, but we’re not limiting to that but we are focusing there and we’re seeing a lot pull signals.

On the government side, we continue to have expansion within the Department of Defense and we are now expanding our offerings to look back to the Army where we had once served before with them on a program and as well as to the Air Force.  And we’re aggressively building relationships there and looking at opportunities where we can bring the same added value that we are currently doing with the Navy.

BILL SUTHERLAND:  And that would be working direct with those departments as opposed through CACI?

JIM TAYLOR:  It will depend on where the opportunity allows us to go.  We have had a long-standing relationship with CACI.  We continue to work with them and appreciate that relationship.  There may be areas that they may not be familiar with or involved in where we’ll seek an opportunity by ourselves, others we’ll go in jointly.  Wherever we can see we’ll be the most effective.

BILL SUTHERLAND:  And is the opportunity with the Detroit agency, is that kind of a normal size as far as how it’s starting up?

JIM TAYLOR:  It really is, you know, to use a euphemism that many of us use—it’s the nose under the tent opportunity.  First, we see a tremendous contribution that Thomas Group can make to GDAHC in driving their initiative.  Just that alone is a significant factor to help them on this program.

But just as important there’s an opportunity for us to work hand-in-hand on a daily basis with 79 of the largest employers in the Greater Detroit area to make them aware of what our services are as well, especially in the healthcare area.

BILL SUTHERLAND:  Certainly automotive companies are under extreme pressure to become more efficient.  So…

JIM TAYLOR:  Well, and you’re correct.  But this is not just—Merck is in this, Comerica is in this and many other non-automotive companies are involved in GDAHC.  So it’s a wide range.

BILL SUTHERLAND:  And then last, as the cash continues to build on the balance sheet, what some of the other initiatives you may be thinking about for that?  Thanks for taking the question.

JIM TAYLOR:  Well, I appreciate you participating and being interested in Thomas Group.

It’s all the obvious opportunities that are out there.  We’re looking to add shareholder value and obviously one of the greatest things we can do is organic growth.  And as David has mentioned in his release, that growth is going to probably short term reduce some of our margins.  But I think it’s an investment we were going to have to make.  I see us increasing our marketing opportunities, making more awareness of what we’re doing, but we’ll still remain highly profitable.

What we do with the excess cash to further expand this business is an opportunity that we’re looking at right now.  And not to be evasive, but we just haven’t had more than a few months here to focus on the good side of this business.  We still have our heads down trying to drive new business.

OPERATOR:  Are you ready for the next question?

JIM TAYLOR:  Sure.  I’m sorry.  Yes, any other questions, I’d be happy to answer.

OPERATOR:  Thank you.  Once again, if you’d like to ask a question, please press star 1.  The next comes from Tom MacGuire of Private Investor.

TOM MACGUIRE:  Hi, Jim and David.

JIM TAYLOR:  Hello, Tom.

TOM MACGUIRE:  Congratulations on another fine quarter.  You mentioned in the first part of your talk that you had the industry high utilization.  And, you know, I remember last quarter you said that utilization rate around 95 percent.  What was it during the second quarter?  And what’s the sustainable level?  You know, and just with the backdrop you said the industry’s roughly 70 to 75 percent utilization rate and you were mid or high 90’s last quarter.  Can you give me some color on that?

JIM TAYLOR:  Sure.  Absolutely, Tom.  We continue to stay at those same high levels of what we have done.  And for those who are not familiar, Thomas Group basically has been operating with a minimal bench with all available people working on performing programs.  As we hire new people, we’re hiring them for specific programs to go work on so we continue to keep that minimal bench level.

As we grow our ability to continue that practice will be emphasized, but I don’t think we’re able to keep a 95 percent level.  Will we keep a 90 or an 85, that’s probably more in the range of what we’ll do, because simply the fact of, you know, the theory of large numbers tells us that if you have 40 clients as opposed to 20, one or two or those will start late, finish early, 200 people versus a hundred people have twice the opportunity for people leaving sick, whatever it might be.  So it will be hard to maintain a 95 percent level, but I think we will keep it still extremely high and probably the highest in the industry to maximize our growth margins.

TOM MACGUIRE:  Okay.  Good.  On the prior conference call, again, you mentioned a couple goals, which one was to get back on NASDAQ and you’ve outlined your plan to apply in the next couple of weeks.  The other goal you wanted was to increase the market float.  And I’m wondering if you have a plan on how that could come about?

JIM TAYLOR:  You know, specifically, we don’t.  It’s been a discussion.  I think that we want to wait until we have an exchange that gives us the best exposure, which would be NASDAQ before we did something like that.  But no definite plans, Tom, have been set yet.  That’s a thing as we move into the fourth quarter and first quarter we’ll discuss more and more of how to start focusing on that.

TOM MACGUIRE:  Okay.  And you’re going to apply to this NASDAQ small cap.  Would you meet the requirements for the regular NASDAQ market as well or not?

DAVID ENGLISH:  Tom, this is David.  At some point we will.  The minimum equity requirement for the national market is 15 million.

TOM MACGUIRE:  Okay.

DAVID ENGLISH:  And so we have a ways to go.  We qualified today for the small cap.  So…

TOM MACGUIRE:  Gotcha.  No, I have no problem with that.  Okay.

You know, David, I asked the question last conference call about the charge that you need to take some time relating to the overseas operation and it’s going to be a non-cash charge, et cetera, but it does have to be run through the P&L.  And I’m wondering is that something that is going to linger beyond this year?  I mean, can you settle that in the fourth quarter or is that going to just happen whenever it happens, which could be ‘06 or maybe later?  Why don’t you just tell me about that.

DAVID ENGLISH:  Okay.  We have made application in Switzerland, is the country, and we’re sort of at their mercy to run through their traps.  We’re required to hold off on that entry until we get notification from the government that they agree that we’re insolvent.  And so we hope that that happens in the fourth quarter.  If it does not happen in the fourth quarter, it more than likely will be in the first half of next year.  So as we planned this year, our anticipation was fourth quarter, but there is a chance that it might not happen.

And again just to clarify, it’s already a reduction of retained earnings.  It’s been there since prior to 2001 when it was created.  This is just a reclassification to run it through the P&L.  So it’s absolutely no effect on our retained earnings.  It’s just a classification.

TOM MACGUIRE:  Yeah.  Okay.  It’s just some noise?

DAVID ENGLISH:  Right.

TOM MACGUIRE:  Okay.  Now I got kind of a blue sky question for you guys and it’s, you know, over the past three, four conference calls I’ve kind of, you know, noticed or gotten a sense that there’s a real strong feeling of bullishness among management at Thomas Group.  And, you know, the past two quarters have been remarkable quarters with, you know, your revenues growing and, you know, you talk about commercial business coming back and, you know, your costs are under tight control and you got the highest margins in the company history and your utilization rates are off the charts.  And, you know, I kind of get the sense that you see this like a snowball going down the hill and you got momentum behind you.

And I’m trying to see from a guy on the outside what can go wrong?  What are the blind spots I got to worry about?  A U.S. recession could impact your business, of course, or government business winding down.  But you tell me that, you know, the extensions are being added.  And I’m worried, you know, can you get capable employees; can you keep capable employees?  But what’s the stuff I ought to kind of think about or monitor or worry about?

JIM TAYLOR:  In other words, what keeps me up at night, right?

TOM MACGUIRE:  I guess I could have just said that, huh?

JIM TAYLOR:  Right.  Tom, you know one of the things that concerns all of us in management, we’ve had a 40 percent growth this year over last year.  40 percent, I don’t care if you’re a dollar or a billion dollars, that’s a huge growth.  And managing in that becomes a real concern, not the capability of directing it, it’s the idea that we’ve spent 30 years building a brand that Thomas Group delivers results.  If we over-extend ourselves, if we come in short, then all our pumping on our chest and all the results that we’ve done on the past do not benefit a client who says, but you didn’t do what you promised.

So we have to keep making sure we have quality on our programs and we deliver what we are promising these clients.  So we become conservative in our proposals and we become aggressive on our implementation to ensure that we keep our reputation as a company that delivers high results as quickly as the client will allow us to do it.

So my concern is that we manage that snowball so that it doesn’t get out of control as it rolls down the hill.

TOM MACGUIRE:  So what I heard you say, it may not be what you said, Jim, but what I heard you say is you need to get the right people.

JIM TAYLOR:  Oh, gosh, that is my number one critical thing.  I think I spent a tremendous amount of my time and probably at the aggravation of the candidate doing the interview to get the right key management people to help build this company.  And I think it aggravates some, but gosh, it’s well worth it.  The return on human capital is tenfold as to anything else we do.

TOM MACGUIRE:  So how difficult is it getting the right people today?

JIM TAYLOR:  It’s difficult.  Finding people a year ago was on a scale of one to ten a nine and a half that wanted to join a struggling company.  Today it’s probably in the seven to eight range of finding that same people who now see a strong company growing, but we still spend a tremendous amount of management time interviewing.

I’ll give you a quick indication of how we do it.  A candidate who wants to join our resultant rank, not just our management rank, but our resultant ranks will submit their resumes, go through two interviews on the phone and then have to go through four other interviews with four additional people.  That’s six different people they interview with.  They must get a yes from all six people.  We can’t afford a no from one in a five on a yes.  And that’s a pretty high standard to go through and maybe we pass over potentially somebody good, but right now we can only afford what we call an A player.  We need that to be critically important to keep moving us forward.

TOM MACGUIRE:  Okay.  Let me ask just one more question then.  For the first half of the year, you hired 22 resultants, in the third quarter you hired 11, but you said you’ve had a net add for the three quarters of 30.  So that means three resultants have gone elsewhere.

JIM TAYLOR:  Correct.

TOM MACGUIRE:  Can you tell me why is that?  Did they not work out?  What happened?

JIM TAYLOR:  Oh, that’s easy.  I can tell you all three personally.  The first left to become a president of a railroad manufacturer and it was an opportunity industry that he grew up in and really enjoyed.  The second is a product that one of our resultants had worked on prior to joining Thomas Group.  It was in the solar industry business and that company made him the offer to become president of that company with an economic package that Thomas Group couldn’t match and he couldn’t pass up the opportunity.  The third was an individual who went back in the food business to run a division of a major food supplier.

TOM MACGUIRE:  Okay.

JIM TAYLOR:  So those were the three reasons.  And for what it’s worth, we’re in great relationship with those.  So unfortunately we’ve lost them, fortunately we have three contacts that we’re going to go sell to now.

TOM MACGUIRE:  Yeah.  Okay.  I guess to the extent you do a superb job, you take the risk of losing one of your resultants to the company you’re working for.

JIM TAYLOR:  You have great players, everybody wants them.

TOM MACGUIRE:  Yeah.  Okay.  Thanks so much for taking my questions and, again, I truly look forward to these conference calls.

JIM TAYLOR:  And I really appreciate your support.

TOM MACGUIRE:  Okay.  Thank you.

OPERATOR:  Once again, if you would like to ask a question, please press star 1.  And the next comes from Chris McCampbell with Stifel Financial.

CHRIS MCCAMPBELL:  Hi, guys.

JIM TAYLOR:  Hello there.

CHRIS MCCAMPBELL:  Nice quarter.

JIM TAYLOR:  Thank you.

CHRIS MCCAMPBELL:  Question on kind of regards to the last call that we had.  It sounded like the amount of business that was happening at the company for the first six months was growing but there had been a situation where instead of assuming that the second quarter would be the amount of business you would have going forward, you had guided that, you know, the first six months kind of averaged that out and that would be kind of the base to work off of.  Do you remember that comment?

JIM TAYLOR:  Not in complete particular.  I do remember where we discussed that there was a million dollar number in the second quarter where the comps were in the first, but the revenue — but the bottom line effect for the six months reflected what we were doing.

CHRIS MCCAMPBELL:  Right.

JIM TAYLOR:  Okay.

CHRIS MCCAMPBELL:  And that’s kind of what I’m referring to.

JIM TAYLOR:  Okay.

CHRIS MCCAMPBELL:  And it seems to me as though, you know, y’all seem to be doing quite a bit better than what it originally sounded, I guess —

JIM TAYLOR:  Okay.

CHRIS MCCAMPBELL:  — in the second quarter.

JIM TAYLOR:  Okay.

CHRIS MCCAMPBELL:  And I guess I had kind of internalized some numbers and thought based on the first six months that maybe a good number to do on an earnings basis would be 15, 16, $0.17.  And y’all do 25 this quarter.  I mean, is that essentially the base that you’re working off of now on a quarterly basis with the long-term contracts that y’all have is that kind of a base level of business that y’all feel you can build off of?

JIM TAYLOR:  I understand your question.  Let me see if I can answer it this way.

Let’s start at the top.  I think that’s a revenue number that we’re becoming more comfortable with as our platform to work from on a quarterly basis, we’re working there. We have some high margin opportunities that happened in the second and third quarters that were some deliverables we did on the program.  It’s very difficult at this point to indicate that we can achieve some of those same results and get us that incremental amount in the fourth quarter.  We just don’t know.  We’re striving for it.

We also have some operating costs that we will incur in future quarters as we grow.  As an example, I mentioned we hired a sales manager, we finally have hired a vice president of human resources.  None of these costs are going to be just monumental impact to the bottom line, but they will have an effect to some degree as we grow the company.

So can we keep those margins up?  I’d love to.  I’m not in a comfortable position that I would project those margins exactly going forward.

CHRIS MCCAMPBELL:  Okay.  And can you, maybe, give a little more color on the growth drivers going forward as far as—obviously not specifically, but y’all have continued to talk about growing the business.  How exactly do you see y’all doing that?

JIM TAYLOR:  Sure.  Sure.  Let me see if I can summarize this best.  We’re probably doing it in three or four directions.  One, we’re bringing in industry experts on our staff to help us drive through a specific industry.  So as an example, Thomas Group has a lot of experience in the technology industry.  We’ve recently brought someone onboard who has a great background in the technology industry, well-respected and we’re having him help us open doors so that we can go present our capabilities in that industry.  We’re also then supporting him by a marketing effort to that industry of various items that we’ve accomplished in the past.

We’re doing the same thing in transportation.  We’re going at the rail industry in particular because of our experience and what we’ve done with Burlington-Northern and Alstom two of our past clients and what we can do for others and we are capitalizing on that and we’re seeing some traction there.

We’re going at healthcare.  That experiences in our hospitals before helped us get in the door and acceptance at GDAHC.  Just as an example, the GDAHC people mentioned that they had talked to 20-plus consultants and they -we didn’t do a bidding process, but we were the ones they listened to and ultimately hired.  So our past experience is paying there.

So we’re bringing on people with industry experience coupled with our methodology to open up doors and help knock down barriers in our selling process.  In addition, we are doing white paper programs where we are developing a relationship with Wharton School of Business and Texas A&M May School of Business where we will be writing technical papers on operational issues, we will be conducting CEO seminars and roundtables and we will be doing research work with industry through those two groups to help further put the image out of Thomas Group as the knowledge leader around operational issues.

Those are opening doors to us much more so than ever before.  And in addition, I’m using more of my time now, now that it’s been freed up from prior duties to start making key relationships with bigger corporations out there to get our name moving.

CHRIS MCCAMPBELL:  Maybe a question for David.  How much more NOL do y’all have left?

DAVID ENGLISH:  Currently —

JIM TAYLOR:  We’re doing a fast calculation.  We’re going to tell you —

DAVID ENGLISH:  I would say about $5 million.

CHRIS MCCAMPBELL:  Okay.  All right.  Great quarter, guys.

JIM TAYLOR:  Hey, thank you.

OPERATOR:  Thank you.  Once again, if you would like to ask a question, please press star 1.  We are currently holding for more questions.  Again, it’s star 1 to ask a question.

We have another question from Tom MacGuire.

TOM MACGUIRE:  Can you talk about the seasonality of the fourth quarter?  You know, you’ve mentioned before, Jim, that the last month of the fourth quarter can get dicey, holidays, et cetera.  But also you talked about government backlog can fluctuate there, too, I guess dealing with their fiscal year end, whatever.  But should we see a fourth quarter revenue line that’s—should we look for growth on a sequential basis or should it be a bit lower because of the seasonality, et cetera?  I know you don’t give guidance, but could you kind of answer the question as best you can?

JIM TAYLOR:  Can’t give you some guidance, anyhow.

What we’re seeing in the fourth quarter, first of all, the fourth quarter because of the holidays, Thanksgiving, Christmas, et cetera, has a tendency to level out the playing field.  And new business, new booking starts to slow down.  So we make a concerted effort here to take proposals that we have outstanding and push as hard as we can.

Now keep in mind that a client is only going to buy when they want to buy, not when we want to sell.  We push to see if we can get that done before Thanksgiving.  After that, it’s extremely difficult to book a lot of new business between there and year-end.

Revenue has a tendency therefore, if that’s the case, to kind of level out, not necessarily dip because we do not charge by time and material but by fixed fee.  Our revenues then tend to be more level and then we hopefully see a growth in the first quarter again when we sign new contracts.

TOM MACGUIRE:  Okay.  Thank you.

OPERATOR:  Thank you.  Once again, if you would like to ask a question, please press star 1.  And we’re holding for more questions.  Again, star 1 if you would like to ask a question.

There are no questions in the queue at this time, you may proceed with any closing comments.

MICHAEL BARHYDT:  Thank you, Kenny.  There are no additional questions at this time.  We want to again thank you for participating in today’s call.  If you need additional information, please don’t hesitate to get in touch with us.

If you missed any part of this call or have an associate who was not able to listen to the call, a replay line will be available by 5:00 p.m. today and will run for 30 days.  U.S. callers may call (877) 919-4059 and international callers may call (334) 323-7226.  The conference call replay pass code is 88480599.

Thank you again for your interest in Thomas Group and have a good day.